Exhibit (h)(6)

45 BASIS POINT EXPENSE CONTRACT
between
FIDELITY COMMONWEALTH TRUST II
FIDELITY LARGE CAP VALUE ENHANCED INDEX FUND
and
STRATEGIC ADVISERS, INC.

This 45 Basis Point Expense Contract, dated as of 12th day of April, 2007 (the "Agreement"), is made and entered into by and between Fidelity Commonwealth Trust II, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (the "Trust"), on behalf of Fidelity Large Cap Value Enhanced Index Fund (the "Fund"), and Strategic Advisers, Inc., a Massachusetts corporation (the "Manager").

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Contract of even date herewith (the "Management Agreement"), pursuant to which the Manager has agreed to provide certain services and to pay certain expenses of the Fund in return for an annualized 30 basis point management fee;

WHEREAS, the Management Agreement provides that the Manager will pay certain expenses of the Fund out of the management fee but is not obligated to pay expenses allocable to any class; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of the currently existing class of the Fund (hereinafter, the "Initial Class") at a fixed annualized expense rate not to exceed 45 basis points.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees, with respect to the Initial Class, to pay or provide for the payment of any fee or expense allocated at the class level and attributable to the Initial Class, such that the ordinary operating expenses incurred by the Initial Class in any fiscal year (excluding interest, taxes, securities lending costs, brokerage commissions, fees and expenses of the disinterested Trustees of the Trust, and extraordinary expenses) will not exceed 0.45% on an annual basis.

2. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by the Initial Class except by a vote of a majority of the Board of Trustees of the Trust and by a vote of a majority of the outstanding voting securities of the Initial Class; provided that the Trust may amend Section 1 hereof without shareholder approval if the Board of Trustees determines that any payments by or on behalf of the Manager described in Section 1 hereof may create a preferential dividend for federal income tax purposes; and further provided, that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Trust Instrument or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the "1940 Act"), to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4. FURTURE CLASSES. For avoidance of doubt, it Is understood and agreed that this Agreement shall not apply to any other class of the Fund other than the Initial Class. If in the future, the Fund should issue an additional class or classes of shares of the Fund, this Agreement shall have no effect as to the expenses allocable to those classes.

5. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

6. TERMINATION. This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Manager.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

FIDELITY COMMONWEALTH TRUST II
on behalf of FIDELITY LARGE CAP VALUE ENHANCED INDEX FUND

By: /s/Mark Osterheld

Mark Osterheld
President and Treasurer

STRATEGIC ADVISERS, INC.

By: /s/J. Gregory Wass

J. Gregory Wass
Assistant Treasurer